Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Daniel E. Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gce.com

GRAND CANYON EDUCATION, INC. REPORTS

THIRD QUARTER 2024 RESULTS

PHOENIX, AZ., November 6, 2024—Grand Canyon Education, Inc. (NASDAQ: LOPE), (“GCE” or the “Company”), is a publicly traded education services company that currently provides services to 22 university partners. GCE provides a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE today announced financial results for the quarter ended September 30, 2024.

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Grand Canyon Education, Inc. Reports Third Quarter 2024 Results

For the three months ended September 30, 2024:

●	Service revenue for the three months ended September 30, 2024 was $238.3 million, an increase of $16.4 million, or 7.4%, as compared to service revenue of $221.9 million for the three months ended September 30, 2023. The increase year over year in service revenue was primarily due to an increase in enrollments at Grand Canyon University, our largest university partner (“GCU”) to 123,002 at September 30, 2024, an increase of 4.0% over enrollments at September 30, 2023, an increase in university partner enrollments at our off-campus classroom and laboratory sites to 5,888 at September 30, 2024, an increase of 8.1% over enrollments at September 30, 2023, which includes 913 and 510 GCU students at September 30, 2024 and 2023, respectively, and an increase in revenue per student year over year. The increase in revenue per student between years is primarily due to service revenue per student for Accelerated Bachelor of Science in Nursing (“ABSN”) students at off-campus classroom and laboratory sites generating a significantly higher revenue per student than we earn under our agreement with GCU, as these agreements generally provide us with a higher revenue share percentage, the partners have higher tuition rates than GCU and the majority of their students take more credits on average per semester. The increase in revenue per student in the three months ended September 30, 2024 was also due to the timing of the Fall semester for the ground traditional campus. The Fall semester started two days earlier in 2024 than in 2023, which had the effect of shifting $2.2 million in service revenue from the fourth quarter of 2024 to the third quarter of 2024 in comparison to the prior year. Contract modifications for some of our university partners in which the revenue share percentage was reduced in exchange for us no longer reimbursing the partner for certain faculty costs and the termination of one university partner contract at the end of the Spring 2024 semester had the effect of reducing revenue per student.
●	Partner enrollments totaled 127,977 at September 30, 2024 as compared to 123,165 at September 30, 2023. University partner enrollments at our off-campus classroom and laboratory sites were 5,888, an increase of 8.1% over enrollments at September 30, 2023, which includes 913 and 510 GCU students at September 30, 2024 and 2023, respectively. We opened five sites in the year ended December 31, 2023, seven sites in the nine months ended September 30, 2024 and closed one site, increasing the total number of these sites to 46 at September 30, 2024, which has also positively impacted the enrollment growth. Enrollments for GCU ground students were 24,657 at September 30, 2024, down from 25,232 at September 30, 2023, due to a small decline in traditional ground students year over year and the continued decline in professional studies students (working adults attending the university’s traditional campus at night), partially offset by an increase in ABSN students between years. GCU online enrollments were 98,345 at September 30, 2024, up from 92,995 at September 30, 2023, an increase of 5.8% between years.
●	Operating income for the three months ended September 30, 2024 was $48.2 million, an increase of $6.7 million as compared to $41.5 million for the same period in 2023. The operating margin for the three months ended September 30, 2024 and 2023 was 20.2% and 18.7%, respectively. The third quarter operating margin was positively impacted on a year over year basis by the timing difference between years in the start of the Fall semester for GCU’s ground traditional campus.

●	Income tax expense for the three months ended September 30, 2024 was $10.9 million, an increase of $2.4 million, or 27.2%, as compared to income tax expense of $8.5 million for the three months ended September 30, 2023. Our effective tax rate was 20.8% during the third quarter of 2024 compared to 19.3% during the third quarter of 2023. The effective tax rate increased year over year due to higher state income taxes.

●	Net income increased 16.0% to $41.5 million for the third quarter of 2024, compared to $35.7 million for the same period in 2023. As adjusted net income was $43.2 million and $37.8 million for the third quarters of 2024 and 2023, respectively.

●	Diluted net income per share was $1.42 and $1.19 for the third quarters of 2024 and 2023, respectively. As adjusted diluted net income per share was $1.48 and $1.26 for the third quarters of 2024 and 2023, respectively.

●	Adjusted EBITDA increased 16.4% to $66.3 million for the third quarter of 2024, compared to $57.0 million for the same period in 2023.

For the nine months ended September 30, 2024:

●	Service revenue for the nine months ended September 30, 2024 was $740.4 million, an increase of $57.8 million, or 8.5%, as compared to service revenue of $682.6 million for the nine months ended September 30, 2023. The increase year over year in service revenue was primarily due to an increase in GCU enrollments to 123,002 at September 30, 2024, an increase of 4.0% over enrollments at September 30, 2023, an increase in university partner enrollments at our off-campus classroom and laboratory sites to 5,888 at September 30, 2024, an increase of 8.1% over enrollments at September 30, 2023, which includes 913 and 510 GCU students at September 30, 2024 and 2023, respectively, and an increase in revenue per student year over year. The increase in revenue per student between years is primarily due to the service revenue per student for ABSN students at off-campus classroom and laboratory sites generating a significantly higher revenue per student than we earn under our agreement with GCU, as these agreements generally provide us with a higher revenue share percentage, the partners have higher tuition rates than GCU and the majority of their students take more credits on average per semester. The increase in revenue per student in the nine months ended September 30, 2024 was also due to the timing of the Fall semester for the ground traditional campus. The Fall semester started two days earlier in 2024 than in 2023, which had the effect of shifting $2.2 million in service revenue from the fourth quarter of 2024 to the third quarter of 2024 in comparison to the prior year. The additional day for leap year in 2024 added additional service revenue of $1.5 million as compared to the prior year. Contract modifications for some of our university partners in which the revenue share percentage was reduced in exchange for us no longer reimbursing the partner for certain faculty costs and the termination of one university partner contract at the end of the Spring 2024 semester had the effect of reducing revenue per student.
●	Operating income for the nine months ended September 30, 2024 was $175.4 million, an increase of $23.9 million as compared to $151.5 million for the same period in 2023. The operating margin for the nine months ended September 30, 2024 and 2023 was 23.7% and 22.2%, respectively. The nine months ended September 30, 2024 operating margin was positively impacted on a year over year basis by the timing of the Fall semester start by two days, an extra day in 2024 for leap year and was negatively impacted by $1.1 million recorded in the second quarter related to an executive that resigned effective June 30, 2024.

●	Income tax expense for the nine months ended September 30, 2024 was $43.0 million, an increase of $8.4 million, or 24.2%, as compared to income tax expense of $34.6 million for the nine months ended September 30, 2023. Our effective tax rate was 23.0% during the nine months ended September 30, 2024 compared to 21.8% during the nine months ended September 30, 2023. Although the effective tax rate was favorably impacted in the nine months ended September 30, 2024 by excess tax benefits of $1.5 million as compared to $0.9 million in the nine months ended September 30, 2023, the effective tax rate increased year over year due to higher state income taxes.

●	Net income increased 16.2% to $144.4 million for the nine months ended September 30, 2024, compared to $124.3 million for the same period in 2023. As adjusted net income was $150.1 million and $129.7 million for the nine months ended September 30, 2024 and 2023, respectively.

●	Diluted net income per share was $4.91 and $4.10 for the nine months ended September 30, 2024 and 2023, respectively. As adjusted diluted net income per share was $5.11 and $4.28 for the nine months ended September 30, 2024 and 2023, respectively.

●	Adjusted EBITDA increased 16.8% to $223.4 million for the nine months ended September 30, 2024, compared to $191.4 million for the same period in 2023.

Liquidity and Capital Resources

Our liquidity position, as measured by cash and cash equivalents and investments increased by $19.1 million between December 31, 2023 and September 30, 2024, which was largely attributable to cash flows from operations for the nine months ended September 30, 2024 exceeding share repurchases, changes in our investment balances and capital expenditures during the nine months ended September 30, 2024. Our unrestricted cash and cash equivalents and investments were $263.6 million and $244.5 million at September 30, 2024 and December 31, 2023, respectively.

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Grand Canyon Education, Inc. Reports Third Quarter 2024 Results and Full Year Outlook 2024

2024 Outlook

Q4 2024:

●	Service revenue of between $289.0 million and $290.0 million;
●	Operating margin of between 35.2% and 35.4%;
●	Effective tax rate of 21.2%;
●	Diluted EPS of between $2.86 and $2.89; and
●	28.9 million diluted shares.

The diluted EPS guidance includes non-cash amortization of intangible assets net of taxes of $1.7 million, which equates to a $0.06 impact on diluted EPS. Thus, as adjusted, non-GAAP diluted income per share of between $2.92 and $2.95.

Full Year 2024:

●	Service revenue of between $1,029.4 million and $1,030.4 million;
●	Operating margin of between 26.9% and 27.0%;
●	Effective tax rate of 22.3%;
●	Diluted EPS between $7.76 and $7.79; and
●	29.3 million diluted shares.

The diluted EPS guidance includes non-cash amortization of intangible assets net of taxes of $6.6 million and $0.9 million of severance costs, which equates to a $0.26 impact on diluted EPS. Thus, as adjusted, non-GAAP diluted income per share of between $8.02 and $8.05.

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new programs; whether regulatory, economic, or business developments or other matters may or may not have a material adverse effect on our financial position, results of operations, or liquidity; projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, the negative of these expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause our actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements include, but are not limited to: legal and regulatory actions taken against us related to our services business, or against our university partners that impact their businesses and that directly or indirectly reduce the service revenue we can earn under our master services agreements; the occurrence of any event, change or other circumstance that could give rise to the termination of any of the key university partner agreements; our ability to properly manage risks and challenges associated with strategic initiatives, including potential acquisitions or divestitures of, or investments in, new businesses, acquisitions of new properties and new university partners, and expansion of services provided to our existing university partners; our failure to comply with the extensive regulatory framework applicable to us either directly as a third-party service provider or indirectly through our university partners, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements, and the results of related legal and regulatory actions that arise from such failures; the harm to our business, results of operations, and financial condition, and harm to our university partners resulting from epidemics, pandemics, or public health crises; the harm to our business and our ability to retract and retain students resulting from capacity constraints, system disruptions, or security breaches in our online computer networks and phone systems; the ability of our university partners’ students to obtain federal Title IV funds, state financial aid, and private financing; potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations or otherwise, affecting us or other companies in the education services sector; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards, including pending rulemaking by the United States Department of Education applicable to us directly or indirectly through our university partners; competition from other education service companies in our geographic region and market sector, including competition for students, qualified executives and other personnel; our expected tax payments and tax rate; our ability to hire and train new, and develop and train existing employees; the pace of growth of our university partners’ enrollment and its effect on the pace of our own growth; fluctuations in our revenues due to seasonality; our ability to, on behalf of our university partners, convert prospective students to enrolled students and to retain active students to graduation; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis for our university partners; risks associated with the competitive environment for marketing the programs of our university partners; failure on our part to keep up with advances in technology that could enhance the experience for our university partners’ students; our ability to manage future growth effectively; the impact of any natural disasters or public health emergencies; general adverse economic conditions or other developments that affect the job prospects of our university partners’ students; and other factors discussed in reports on file with the Securities and Exchange Commission, including as set forth in Part I, Item 1A of our Annual Report on Form 10-K for period ended December 31, 2023, as updated in our subsequent reports filed with the Securities and Exchange Commission on Form 10-Q or Form 8-K.

Forward-looking statements speak only as of the date the statements are made.  You should not put undue reliance on any forward-looking statements.  We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Grand Canyon Education, Inc. Reports Third Quarter 2024 Results

Conference Call

Grand Canyon Education, Inc. will discuss its third quarter 2024 results and full year 2024 outlook during a conference call scheduled for today, November 6, 2024 at 4:30 p.m. Eastern time (ET).

Live Conference Dial-In:

Those interested in participating in the question-and-answer session should follow the conference dial-in instructions below. Participants may register for the call here to receive the dial-in numbers and unique PIN to access the call seamlessly. Please dial in at least ten minutes prior to the start of the call.  Journalists are invited to listen only.

Webcast and Replay:

Investors, journalists and the general public may access a live webcast of this event at: Q3 2024 Grand Canyon Education Inc. Earnings Conference Call. A webcast replay will be available approximately two hours following the conclusion of the call at the same link.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. (“GCE”), incorporated in 2008, is a publicly traded education services company that currently provides services to 22 university partners. GCE is uniquely positioned in the education services industry in that its leadership has over 30 years of proven expertise in providing a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE provides services that support students, faculty and staff of partner institutions such as marketing, strategic enrollment management, counseling services, financial services, technology, technical support, compliance, human resources, classroom operations, content development, faculty recruitment and training, among others. For more information about GCE visit the Company's website at www.gce.com.

Grand Canyon Education, Inc., 2600 W. Camelback Road, Phoenix, AZ 85017, www.gce.com.

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Grand Canyon Education, Inc. Reports Third Quarter 2024 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
(In thousands, except per share data)
Service revenue	$238,291	$221,913	$740,429	$682,615
Costs and expenses:
Technology and academic services	41,955	39,174	122,081	115,643
Counseling services and support	77,166	73,824	238,157	219,565
Marketing and communication	54,526	53,097	162,774	156,797
General and administrative	14,364	12,175	35,730	32,838
Amortization of intangible assets	2,105	2,105	6,315	6,315
Total costs and expenses	190,116	180,375	565,057	531,158
Operating income	48,175	41,538	175,372	151,457
Interest expense	—	(1)	(4)	(27)
Investment interest and other	4,154	2,739	11,995	7,482
Income before income taxes	52,329	44,276	187,363	158,912
Income tax expense	10,862	8,537	43,008	34,636
Net income	$41,467	$35,739	$144,355	$124,276
Earnings per share:
Basic income per share	$1.43	$1.20	$4.94	$4.12
Diluted income per share	$1.42	$1.19	$4.91	$4.10
Basic weighted average shares outstanding	29,003	29,776	29,248	30,138
Diluted weighted average shares outstanding	29,164	29,912	29,405	30,277

Grand Canyon Education, Inc. Reports Third Quarter 2024 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

	As of September 30,	As of December 31,
(In thousands, except par value)	2024	2023
ASSETS:	(Unaudited)
Current assets
Cash and cash equivalents	$263,584	$146,475
Investments	—	98,031
Accounts receivable, net	116,388	78,811
Income taxes receivable	1,818	1,316
Other current assets	11,585	12,889
Total current assets	393,375	337,522
Property and equipment, net	176,234	169,699
Right-of-use assets	98,849	92,454
Amortizable intangible assets, net	162,066	168,381
Goodwill	160,766	160,766
Other assets	1,636	1,641
Total assets	$992,926	$930,463
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$28,081	$17,676
Accrued compensation and benefits	26,143	31,358
Accrued liabilities	33,420	26,725
Income taxes payable	129	10,250
Deferred revenue	6,420	—
Current portion of lease liability	12,358	11,024
Total current liabilities	106,551	97,033
Deferred income taxes, noncurrent	26,132	26,749
Other long-term liabilities	1,492	410
Lease liability, less current portion	94,614	88,257
Total liabilities	228,789	212,449
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 54,090 and 53,970 shares issued and 29,274 and 29,953 shares outstanding at September 30, 2024 and December 31, 2023, respectively	541	540
Treasury stock, at cost, 24,816 and 24,017 shares of common stock at September 30, 2024 and December 31, 2023, respectively	(1,958,837)	(1,849,693)
Additional paid-in capital	333,366	322,512
Accumulated other comprehensive loss	—	(57)
Retained earnings	2,389,067	2,244,712
Total stockholders’ equity	764,137	718,014
Total liabilities and stockholders’ equity	$992,926	$930,463

Grand Canyon Education, Inc. Reports Third Quarter 2024 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
(In thousands)	2024	2023

Cash flows provided by operating activities:
Net income	$144,355	$124,276
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	10,855	9,958
Depreciation and amortization	20,707	16,994
Amortization of intangible assets	6,315	6,315
Deferred income taxes	(560)	517
Other, including fixed asset disposals	(743)	(134)
Changes in assets and liabilities:
Accounts receivable from university partners	(37,577)	(27,062)
Other assets	1,239	(1,154)
Right-of-use assets and lease liabilities	1,296	1,404
Accounts payable	10,710	3,894
Accrued liabilities	1,747	(910)
Income taxes receivable/payable	(10,623)	(13,058)
Deferred revenue	6,420	6,237
Net cash provided by operating activities	154,141	127,277
Cash flows provided by (used in) investing activities:
Capital expenditures	(27,501)	(34,186)
Additions of amortizable content	(227)	(809)
Purchases of investments	(48,594)	(73,462)
Proceeds from sale or maturity of investments	147,619	37,927
Net cash provided by (used in) investing activities	71,297	(70,530)
Cash flows used in financing activities:
Repurchase of common shares and shares withheld in lieu of income taxes	(108,329)	(120,285)
Net cash used in financing activities	(108,329)	(120,285)
Net increase in cash and cash equivalents and restricted cash	117,109	(63,538)
Cash and cash equivalents and restricted cash, beginning of period	146,475	120,409
Cash and cash equivalents and restricted cash, end of period	$263,584	$56,871
Supplemental disclosure of cash flow information
Cash paid for interest	$4	$27
Cash paid for income taxes	$51,420	$47,654
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$1,604	$927
ROU Asset and Liability recognition	$6,395	$17,674
Excise tax on treasury stock repurchases	$815	$978

Grand Canyon Education, Inc. Reports Third Quarter 2024 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA  (Non-GAAP Financial Measure)

Adjusted EBITDA is defined as net income plus interest expense, less interest income and other gain (loss) recognized on investments, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) contributions to private Arizona school tuition organizations in lieu of the payment of state income taxes; (ii) share-based compensation, and (iii) unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, severance costs, and exit or lease termination costs. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period and does not consider the items for which we make adjustments (as listed above) to be reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool in that, among other things it does not reflect:

●	cash expenditures for capital expenditures or contractual commitments;

●	changes in, or cash requirements for, our working capital requirements;

●	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

●	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

	(Unaudited, in thousands)		(Unaudited, in thousands)
Net income	$41,467	$35,739	$144,355	$124,276
Plus: interest expense	—	1	4	27
Less: investment interest and other	(4,154)	(2,739)	(11,995)	(7,482)
Plus: income tax expense	10,862	8,537	43,008	34,636
Plus: amortization of intangible assets	2,105	2,105	6,315	6,315
Plus: depreciation and amortization	7,126	6,055	20,707	16,994
EBITDA	57,406	49,698	202,394	174,766
Plus: contributions in lieu of state income taxes	4,500	3,500	4,500	3,500
Plus: loss on fixed asset disposal	27	440	71	575
Plus: litigation and regulatory reserves	1,017	24	4,488	2,571
Plus: severance costs	—	—	1,133	—
Plus: share-based compensation	3,375	3,336	10,855	9,958
Adjusted EBITDA	$66,325	$56,998	$223,441	$191,370

Non-GAAP Net Income and Non-GAAP Diluted Income Per Share

The Company believes the presentation of non-GAAP net income and non-GAAP diluted income per share information that excludes amortization of intangible assets, loss on disposal of fixed assets and severance costs allows investors to develop a more meaningful understanding of the Company’s performance over time. Accordingly, for the nine-months ended September 30, 2024 and 2023, the table below provides reconciliations of these non-GAAP items to GAAP net income and GAAP diluted income per share, respectively:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

	(Unaudited, in thousands except per share data)
GAAP Net income	$41,467	$35,739	$144,355	$124,276
Amortization of intangible assets	2,105	2,105	6,315	6,315
Loss on disposal of fixed assets	27	440	71	575
Severance costs	—	—	1,133	—
Income tax effects of adjustments(1)	(443)	(491)	(1,726)	(1,502)
As Adjusted, Non-GAAP Net income	$43,156	$37,793	$150,148	$129,664

GAAP Diluted income per share	$1.42	$1.19	$4.91	$4.10
Amortization of intangible assets (2)	0.06	0.06	0.17	0.16
Loss on disposal of fixed assets (3)	0.00	0.01	0.00	0.02
Severance costs (4)	—	—	0.03	—
As Adjusted, Non-GAAP Diluted income per share	$1.48	$1.26	$5.11	$4.28

(1)	The income tax effects of adjustments are based on the effective income tax rate applicable to adjusted (non-GAAP) results.
(2)	The amortization of acquired intangible assets per diluted share is net of an income tax benefit of $0.01 for both of the three months ended September 30, 2024 and 2023, and net of an income tax benefit of $0.05 for both of the nine months ended September 30, 2024 and 2023.
(3)	The loss on disposal of fixed assets per diluted share is net of an income tax benefit of nil for both of the three months ended September 30, 2024 and 2023, and net of an income tax benefit of nil for both of the nine months ended September 30, 2024 and 2023.

(4)	The severance costs per diluted share is net of an income tax benefit of $0.01 for the nine months ended September 30, 2024.